Filed Pursuant to Rule 433
Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated May 23, 2008

Units
Market Index Target-Term Securities®
Linked to a Global Equity Index Basket due , 2013
$10 principal amount per unit
Term Sheet No.

Merrill Lynch & Co., Inc.

Expected Pricing Date*	June	, 2008
Settlement Date*	July	, 2008
Maturity Date*		, 2013
CUSIP No.		

Market Index Target-Term Securities®

- 100% participation in increases in the Global Equity Index Basket
- A maturity of between 54 to 60 months
- 100% principal protection at maturity
- No periodic interest payments
- The MITTS Securities will not be listed on any securities exchange

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The MITTS Securities will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the MITTS Securities” (together, the “MITTS Securities Prospectus”). Investing in the MITTS Securities involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement MITTS-3.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this MITTS Securities Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.25	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.75	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $.20 per unit, respectively.

*Depending on the date the MITTS Securities are priced for initial sale to the public (the “Pricing Date”), which may be in June or July 2008, the settlement date may occur in June or July 2008. Any reference in this term sheet to the month in which the Pricing Date or settlement date will occur is subject to change as specified above.

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicense.

“Nikkei 225 Index®” is a service mark of Nikkei, Inc., and has been authorized for use by Merrill Lynch & Co., Inc.

“Dow Jones” is a service mark of Dow Jones & Company, Inc. and has been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The MITTS Securities are not sponsored, sold or promoted by Dow Jones. The “Dow Jones EURO STOXX 50SM” is proprietary and copyrighted material. The Dow Jones EURO STOXX 50SM and the related trademarks have been licensed for certain purposes by Merrill Lynch & Co., Inc and its subsidiaries. Neither STOXX Limited nor Dow Jones & Company, Inc. sponsors, endorses or promotes the MITTS Securities based on the Dow Jones EURO STOXX 50SM.

Merrill Lynch & Co.

June     , 2008

Summary

The Market Index Target-Term Securities® Linked to a Global Equity Index Basket due     , 2013 (the “MITTS Securities”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide investors with a 100% participation rate in increases in the value of the Global Equity Index Basket (the “Basket”) from the Starting Value, which will be set to 100.00 on the Pricing Date, to the Ending Value of the Basket to be determined on Calculation Days shortly prior to the maturity date of the MITTS Securities. Investors must be willing to forego interest payments on the MITTS Securities.

The Basket is comprised of the S&P 500® Index, the Dow Jones EURO STOXX 50SM Index and the Nikkei 225® Index (each a “Basket Component Index” and together the “Basket Component Indices”), of which the weightings will be 33.33%, 33.33% and 33.34%, respectively, on the Pricing Date. With the Starting Value of the Basket being set to 100.00, the weighting assigned to each Basket Component Index will initially result in an almost equal contribution to the value of the Basket on the Pricing Date.

Terms of the MITTS Securities	Determining Payment at Maturity for the MITTS Securities

Hypothetical Payout Profile

This graph reflects the hypothetical performance of the MITTS Securities, including the Participation Rate of 100%. The blue line reflects the hypothetical payment at maturity of the MITTS Securities, while the gray dashed-line reflects the hypothetical return of a direct investment in the Basket excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are two examples of Supplemental Redemption Amount calculations, including the Participation Rate of 100%:

Example 1—The hypothetical Ending Value is 10% lower than the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 90.00

(The Supplemental Redemption Amount cannot be

Supplemental Redemption Amount = $0	less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 20% greater than the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 120.00

Supplemental Redemption Amount	= $10 ×	(120.00 – 100.00)	× 100% = $2.00
100.00

Payment at maturity (per unit) = $10 + $2.00 = $12.00

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values of the Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the total amount payable on the maturity date for each unit of MITTS Securities;
▪	the total rate of return to holders of the MITTS Securities;
▪	the pretax annualized rate of return to holders of MITTS Securities; and
▪

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Basket Component Indices, which includes an assumed aggregate dividend yield of 2.56% per annum, as more fully described below.

This table includes the Participation Rate of 100%, and assumes a term of 57 months, a term that is the midpoint of the range of 54 to 60 months.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the MITTS Securities	Pretax annualized rate of return on the MITTS Securities (1)	Pretax annualized rate of return of the stocks included in the Basket Component Indices (1)(2)
60.00	-40.00%	$10.00	0.00%	0.00%	-7.94%
70.00	-30.00%	$10.00	0.00%	0.00%	-4.83%
80.00	-20.00%	$10.00	0.00%	0.00%	-2.08%
90.00	-10.00%	$10.00 (4)	0.00%	0.00%	0.37%
100.00 (3)	0.00%	$10.00	0.00%	0.00%	2.60%
110.00	10.00%	$11.00	10.00%	2.02%	4.64%
120.00	20.00%	$12.00	20.00%	3.88%	6.53%
130.00	30.00%	$13.00	30.00%	5.60%	8.28%
140.00	40.00%	$14.00	40.00%	7.21%	9.92%
150.00	50.00%	$15.00	50.00%	8.72%	11.45%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from May 15, 2008 to February 15, 2013, a term that is the midpoint of the range of 54 to 60 months. The actual term of the MITTS Securities will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the MITTS Securities.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Basket Component Indices that equals the percentage change in the Basket from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 2.56% per annum (which equals the weighted average of a dividend yield of 2.16% for the S&P 500 Index, 4.01% for the Dow Jones EURO STOXX 50 Index and 1.52% for the Nikkei 225 Index), paid quarterly from the date of initial delivery of the MITTS Securities, applied to the value of the Basket at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	The Starting Value will be set to 100.00 on the Pricing Date.

(4)	The amount you receive on the maturity date will not be less than $10 per MITTS Security.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

An investment in the MITTS Securities involves significant risks. The following is a list of certain of the risks involved in investing in the MITTS Securities. You should carefully review the more detailed explanation of risks relating to the MITTS Securities in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the MITTS Securities”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

▪	You may not earn a return on your investment.

▪	Your yield may be lower than the yield on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Basket Component Indices.

▪	Your return may be affected by factors affecting international securities markets.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the MITTS Securities while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the MITTS Securities. If a trading market develops for the MITTS Securities (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date.

▪	Changes in the value of one or more Basket Component Indices may offset each other.

▪

The respective publishers of the Basket Component Indices may adjust the Basket Component Indices in a way that affects their levels, and these publishers have no obligation to consider your interests.

▪	Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Amounts payable on the MITTS Securities may be limited by state law.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Potential conflicts of interest could arise.

▪	You should consider the tax consequences of investing in the MITTS Securities.

Investor Considerations

You may wish to consider an investment in the MITTS Securities if:

▪	You anticipate that the Basket will increase from the Starting Value to the Ending Value.

▪

You accept that, although the principal is protected at maturity, the Supplemental Redemption Amount may be zero if the value of the Basket is unchanged or decreases from the Starting Value to the Ending Value.

▪	You are willing to forego interest payments on the MITTS Securities, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Basket Component Indices with no expectation of dividends or other benefits of owning the underlying stocks.

▪	You are willing to accept that a trading market for the MITTS Securities is not expected to develop.

The MITTS Securities may not be appropriate investments for you if:

▪

You anticipate that the Basket will decrease from the Starting Value to the Ending Value or that the Basket will not appreciate sufficiently over the term of the MITTS Securities to provide you with your desired return.

▪	You seek an investment that provides a guaranteed redemption amount above the principal.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Component Indices.

▪	You want assurances that there will be a liquid market if and when you want to sell the MITTS Securities prior to maturity.

Other Provisions

We may deliver the MITTS Securities against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the MITTS Securities occurs more than three business days from the Pricing Date, purchasers who wish to trade MITTS Securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the MITTS Securities. Accordingly, offerings of the MITTS Securities will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this MITTS Securities Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS Securities. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Component Indices from the Starting Value to the Ending Value of the MITTS Securities. The Basket Component Indices are described in the section below. Each Basket Component Index will be assigned a weighting on the Pricing Date, as set forth in the table below. With the Starting Value of the Basket being set to 100.00, the weighting assigned to each Basket Component Index will result in an almost equal contribution to the value of the Basket on the Pricing Date.

The respective publishers of the Basket Component Indices have no obligations relating to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the MITTS Securities into consideration for any reason. These respective publishers will not receive any of the proceeds of the offering of the MITTS Securities and are not responsible for, and have not participated in, the offering of the MITTS Securities and are not responsible for, and will not participate in, the determination or calculation of the Supplemental Redemption Amount. All disclosure contained in this term sheet regarding any Basket Component Index, including with limitation, its make-up, method of calculation and changes in components, has been derived from publicly available information prepared by the distributor of the Basket Component Index. Neither ML&Co. nor MLPF&S have independently verified the accuracy or completeness of that information.

For more information on the Basket, please see the section entitled “The Market Measure—Baskets” in the product supplement MITTS-3.

If May 14, 2008 was the Pricing Date, for each Basket Component Index, the initial weighting, the closing level, the hypothetical Multiplier and the initial contribution to the Basket level would be as follows:

Basket Component Index	Bloomberg Symbol	Region	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
S&P 500® Index	SPX	United States	33.33%	1,408.66	0.02366078	33.33
Dow Jones EURO STOXX 50SM Index	SX5E	Europe	33.33%	3,857.46	0.00864040	33.33
Nikkei 225® Index	NKY	Japan	33.34%	14,118.55	0.00236143	33.34
					Starting Value	100.00(3)

(1)	This is the closing level of each Basket Component Index on May 14, 2008.
(2)	The hypothetical Multiplier equals the weighting of the Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on May 14, 2008 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final term sheet made available in connection with sales of the MITTS Securities.
(3)	This number is subject to rounding.

While historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical monthly historical performance of the Basket in the period from January 2003 through April 2008, based upon month-end historical levels of each Basket Component Index, the hypothetical Multipliers and a Basket value of 100.00 on May 14, 2008. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the MITTS Securities may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease at any time over the term of the MITTS Securities.

The Basket Component Indices

S&P 500 Index

The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 2008, 423 companies or 84.6% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 77 companies or 15.4% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and no companies traded on the American Stock Exchange. As of April 30, 2008, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of April 30, 2008 indicated in parentheses: Consumer Discretionary (8.6%); Consumer Staples (10.5%); Energy (14.0%); Financials (17.1%); Health Care (11.3%); Industrials (11.8%); Information Technology (16.0%); Materials (3.6%); Telecommunication Services (3.4%); and Utilities (3.6%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the MITTS Securities. For more information on the S&P 500 Index, please see the section entitled “S&P 500 Index” in the index supplement I-1.

The following graph sets forth the monthly historical performance of the S&P 500 Index in the period from January 2003 through April 2008. This historical data on the S&P 500 Index is not necessarily indicative of the future performance of the S&P 500 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the S&P 500 Index during any period set forth below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities. On May 14, 2008, the closing level of the S&P 500 Index was 1,408.66.

The Dow Jones EURO STOXX 50 Index

The Dow Jones Euro STOXX 50 Index was created by STOXX Limited., a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones & Company, Inc. Publication of the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial level of the index of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50 Index was created to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain. The companies included in the Dow Jones EURO STOXX 50 Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the Dow Jones EURO STOXX 50 Index. For more information on the Dow Jones EURO STOXX 50 Index, please see the section entitled “Dow Jones EURO STOXX 50 Index” in the index supplement I-1.

The following graph sets forth the monthly historical performance of the Dow Jones EURO STOXX 50 Index in the period from January 2003 through April 2008. This historical data on the Dow Jones EURO STOXX 50 Index is not necessarily indicative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities. On May 14, 2008 the closing level of the Dow Jones EURO STOXX 50 Index was 3,857.46.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Nikkei calculates the Nikkei 225 Index by multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Nikkei 225 Underlying Stock, calculating the sum of all these products and dividing that sum by a divisor. As of April 2, 2008, the divisor was 24.394, and is subject to periodic adjustments. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange. For more information on the Nikkei 225 Index, please see the section entitled “The Nikkei 225 Index” in the index supplement I-1.

The following graph sets forth the monthly historical performance of the Nikkei 225 Index in the period from January 2003 through April 2008. This historical data on the Nikkei 225 Index is not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities. On May 14, 2008, the closing level of the Nikkei 225 Index was 14,118.55.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS Securities. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement MITTS-3 and MTN prospectus supplement, which you should carefully review prior to investing in the MITTS Securities. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement MITTS-3.

General.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS Securities. The following summary assumes that the MITTS Securities will be treated as debt instruments of ML&Co. for United States federal income tax purposes.

Interest Accruals.    Each year, a U.S. Holder will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though such U.S. Holder will not receive any payments until the maturity date. We will have established this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a MITTS Security. This estimated yield will not be either a prediction or a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Sale or Exchange of the MITTS Securities.    Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder’s adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder’s adjusted tax basis in a MITTS Security generally will equal the U.S. Holder’s initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the MITTS Security). In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) may be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Hypothetical Table.    The following table sets forth the amount of interest that would be deemed to have accrued with respect to each MITTS Security during each accrual period over an assumed term of 57 months for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 5.5438% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of illustrating the application of the CPDI Regulations to the MITTS Securities as if the MITTS Securities had been issued on May 15, 2008 and were scheduled to mature on February 15, 2013. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be established by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.’s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final Term Sheet delivered to investors in connection with the initial sale of the MITTS Securities.

Accrual Period	Interest deemed to accrue on MITTS Securities during accrual period (per Unit of the MITTS Securities)	Total interest deemed to have accrued on MITTS Securities as of end of accrual period (per Unit of the MITTS Securities)
May 15, 2008 through November 15, 2008	$0.2795	$0.2795
November 16, 2008 through May 15, 2009	$0.2849	$0.5644
May 16, 2009 through November 15, 2009	$0.2929	$0.8573
November 16, 2009 through May 15, 2010	$0.3009	$1.1582
May 16, 2010 through November 15, 2010	$0.3093	$1.4675
November 16, 2010 through May 15, 2011	$0.3179	$1.7854
May 16, 2011 through November 15, 2011	$0.3266	$2.1120
November 16, 2011 through May 15, 2012	$0.3358	$2.4478
May 16, 2012 through November 15, 2012	$0.3450	$2.7928
November 16, 2012 through February 15, 2013	$0.1756	$2.9684

Hypothetical Projected Supplemental Redemption Amount = $2.9684 per Unit of the MITTS Securities.

Prospective purchasers of the MITTS Securities should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the MITTS Securities. See the discussion under the heading “United States Federal Income Taxation” in the accompanying product supplement MITTS-3.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Additional Terms of the MITTS Securities

You should read this term sheet, together with the documents listed below (collectively, the “MITTS Securities Prospectus”), which together contain the terms of the MITTS Securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-3 dated March 6, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508048618/d424b2.htm

▪	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the MITTS Securities Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the MITTS Securities, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.